Exhibit 99.6

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

TEXAS UNITED BANCSHARES, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the prospectus constituting part of Texas United Bancshares, Inc.’s Registration Statement on Form S-4 as a person to become a director of Texas United Bancshares, Inc.

/s/ Joe A. Hargis
Joe A. Hargis

Dated: September 2, 2005